                                  Exhibit 23(e)



                                  June 11, 1996



Board of Directors
Camco Financial Corporation
814 Wheeling Avenue
Cambridge, Ohio  43735-2317

Ladies and Gentlemen:

Reference is made to the Registration on Form S-4 (the "Registration Statement") of Camco Financial Corporation relating to the merger of First Ashland Financial Corporation with and into Camco Financial Corporation.

We hereby consent to the inclusion of our opinion in the Registration Statement and to all references to National Capital Companies, LLC contained therein. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

NATIONAL CAPITAL COMPANIES, LLC



By:   Stephen Clinton
    -----------------------------
      Stephen Clinton
      President